UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

FleetCor Technologies, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

339041105

(CUSIP Number)

December 31, 2012

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 339041105	13G/A	Page 2 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 3 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners VI (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G/A	Page 4 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners VI (GP), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 5 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Ventures VI-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 6 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Ventures VI-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 7 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit VI Advisors Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 8 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit VI Entrepreneurs Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 9 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 10 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Stamps, Woodsum & Co. IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Commonwealth of Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 11 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners SD II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G/A	Page 12 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Subordinated Debt Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 13 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners PE VII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G/A	Page 14 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners PE VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 15 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners Private Equity Fund VII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 16 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners Private Equity Fund VII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 17 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G/A	Page 18 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G/A	Page 19 of 28 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors I (UK), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman exempted limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,132,156 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,132,156 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,132,156 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G/A	Page 20 of 28 Pages

Item 1(a)	Name of Issuer:

FleetCor Technologies, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092

Item 2(a)	Name of Person Filing:

This Schedule 13G is being filed by Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Stamps, Woodsum & Co. IV, Summit Partners SD II, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors Management, LLC, Summit Investors I, LLC and Summit Investors (UK), L.P. (individually an “Entity” and collectively the “Entities”).

Summit Partners, L.P. is (i) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P. and Summit Investors VI, L.P.; (ii) the managing member of Stamps, Woodsum & Co. IV, which is the managing member of Summit Partners SD II, LLC, which is the general partner of Summit Subordinated Debt Fund II, L.P.; (iii) the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., and (iv) the manager of Summit Investors Management, LLC, which is manager of Summit Investors I, LLC and the general partner of Summit Investors I (UK), L.P. Summit Partners, L.P., through a three-person Investment Committee currently composed of Bruce R. Evans, Martin J. Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of the Entities.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Stamps, Woodsum & Co. IV, Summit Partners SD II, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors Management, LLC, Summit Investors I, LLC and Summit Investors I (UK), L.P. is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

CUSIP No. 339041105	13G/A	Page 21 of 28 Pages

Item 2(c)	Citizenship:

Each of Summit Partners, L.P., Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners VI (GP), LLC, Summit Partners SD II, LLC, Summit Partners PE VII, LLC, Summit Investors Management, LLC and Summit Investors I, LLC, is limited liability company organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a Massachusetts general partnership. Summit Investors I (UK), L.P. is a Cayman exempted limited partnership.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

339041105

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned:

Each of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Stamps, Woodsum & Co. IV, Summit Partners SD II, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors Management, LLC, Summit Investors I, LLC and Summit Investors I (UK), L.P. may be deemed to own beneficially 10,132,156 shares of Common Stock as of December 31, 2012.

CUSIP No. 339041105	13G/A	Page 22 of 28 Pages

As of December 31, 2012, Summit Ventures VI-A, L.P. was the record owner of 5,757,485 shares of Common Stock. As of December 31, 2012, Summit Ventures VI-B, L.P. was the record owner of 2,401,102 shares of Common Stock. As of December 31, 2012, Summit VI Advisors Fund, L.P. was the record owner of 119,740 shares of Common Stock. As of December 31, 2012, Summit VI Entrepreneurs Fund, L.P. was the record owner of 183,840 shares of Common Stock. As of December 31, 2012, Summit Investors VI, L.P. was the record owner of 48,208 shares of Common Stock. As of December 31, 2012, Summit Subordinated Debt Fund II, L.P. was the record owner of 149,071 shares of Common Stock. As of December 31, 2012, Summit Partners Private Equity Fund VII-A, L.P. was the record owner of 916,450 shares of Common Stock. As of December 31, 2012, Summit Partners Private Equity Fund VII-B, L.P. was the record owner of 550,434 shares of Common Stock. As of December 31, 2012, Summit Investors I, LLC was the record owner of 5,273 shares of Common Stock. As of December 31, 2012, Summit Investors I (UK), L.P. was the record owner of 553 shares of Common Stock.

The shares held of record by Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P. for the benefit of Summit Partners, L.P. are referred to herein collectively as the “Record Shares.” By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares.

Each of the reporting persons expressly disclaims beneficial ownership of any shares of FleetCor Technologies, Inc., except for Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P., in each case, for the shares which it holds of record as provided in the prior paragraph.

(b)	Percent of class:

Summit Partners, L.P.: 12.0%

Summit Partners VI (GP), LLC: 12.0%

Summit Partners VI (GP), L.P.: 12.0%

Summit Ventures VI-A, L.P.: 12.0%

Summit Ventures VI-B, L.P.: 12.0%

Summit VI Advisors Fund, L.P.: 12.0%

CUSIP No. 339041105	13G/A	Page 23 of 28 Pages

Summit VI Entrepreneurs Fund, L.P.: 12.0%

Summit Investors VI, L.P.: 12.0%

Stamps, Woodsum & Co. IV: 12.0%

Summit Partners SD II, LLC: 12.0%

Summit Subordinated Debt Fund II, L.P.: 12.0%

Summit Partners PE VII, LLC: 12.0%

Summit Partners PE VII, L.P.: 12.0%

Summit Partners Private Equity Fund VII-A, L.P.: 12.0%

Summit Partners Private Equity Fund VII-B, L.P.: 12.0%

Summit Investors Management, LLC: 12.0%

Summit Investors I, LLC: 12.0%

Summit Investors I (UK), L.P.: 12.0%

The foregoing percentages are calculated using the 84,526,098 shares of Common Stock outstanding as disclosed in FleetCor Technologies, Inc.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2012.

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0 shares for each reporting person

(ii) shared power to vote or to direct the vote:

Summit Partners, L.P.: 10,132,156

Summit Partners VI (GP), LLC: 10,132,156

Summit Partners VI (GP), L.P.: 10,132,156

Summit Ventures VI-A, L.P.: 10,132,156

Summit Ventures VI-B, L.P.: 10,132,156

Summit VI Advisors Fund, L.P.: 10,132,156

Summit VI Entrepreneurs Fund, L.P.: 10,132,156

Summit Investors VI, L.P.: 10,132,156

Stamps, Woodsum & Co. IV: 10,132,156

Summit Partners SD II, LLC: 10,132,156

Summit Subordinated Debt Fund II, L.P.: 10,132,156

Summit Partners PE VII, LLC: 10,132,156

Summit Partners PE VII, L.P.: 10,132,156

Summit Partners Private Equity Fund VII-A, L.P.: 10,132,156

Summit Partners Private Equity Fund VII-B, L.P.: 10,132,156

Summit Investors Management, LLC: 10,132,156

Summit Investors I, LLC: 10,132,156

Summit Investors I (UK), L.P.: 10,132,156

CUSIP No. 339041105	13G/A	Page 24 of 28 Pages

Bruce R. Evans: 10,132,156

(iii) sole power to dispose or to direct the disposition of:

0 shares of Common Stock for each reporting person

(iv) shared power to dispose or to direct the disposition of:

Summit Partners, L.P.: 10,132,156

Summit Partners VI (GP), LLC: 10,132,156

Summit Partners VI (GP), L.P.: 10,132,156

Summit Ventures VI-A, L.P.: 10,132,156

Summit Ventures VI-B, L.P.: 10,132,156

Summit VI Advisors Fund, L.P.: 10,132,156

Summit VI Entrepreneurs Fund, L.P.: 10,132,156

Summit Investors VI, L.P.: 10,132,156

Stamps, Woodsum & Co. IV: 10,132,156

Summit Partners SD II, LLC: 10,132,156

Summit Subordinated Debt Fund II, L.P.: 10,132,156

Summit Partners PE VII, LLC: 10,132,156

Summit Partners PE VII, L.P.: 10,132,156

Summit Partners Private Equity Fund VII-A, L.P.: 10,132,156

Summit Partners Private Equity Fund VII-B, L.P.: 10,132,156

Summit Investors Management, LLC: 10,132,156

Summit Investors I, LLC: 10,132,156

Summit Investors I (UK), L.P.: 10,132,156

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable. The reporting persons expressly disclaim membership in a “group” as used in Section 13d-1(b)(1)(ii)(K).

CUSIP No. 339041105	13G/A	Page 25 of 28 Pages

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 12, 2013.

SUMMIT PARTNERS, L.P. By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS VI (GP), LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS VI (GP), L.P. By: Summit Partners VI (GP), LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), L.P.,
its general partner

By: Summit Partners VI (GP), LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

By:	*	By:	*
	Member		Member

SUMMIT VENTURES VI-B, L.P.

By: Summit Partners VI (GP), L.P.,
its general partner

By: Summit Partners VI (GP), LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.,
its general partner

By: Summit Partners VI (GP), LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

By:	*	By:	*
	Member		Member

SUMMIT VI ENTREPRENEURS FUND, L.P.

By: Summit Partners VI (GP), L.P.,
its general partner

By: Summit Partners VI (GP), LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.,
its general partner

By: Summit Partners VI (GP), LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

By:	*	By:	*
	Member		Member

STAMPS, WOODSUM & CO. IV By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS SD II, LLC By: Stamps, Woodsum & Co. IV, its managing member By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT SUBORDINATED DEBT FUND II, L.P.

By: Summit Partners SD II, LLC, its
general partner

By: Stamps, Woodsum & Co. IV, its
managing member

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

SUMMIT PARTNERS PE VII, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS PE VII, L.P. By: Summit Partners PE VII, LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

SUMMIT PARTNERS PRIVATE
EQUITY FUND VII-A, L.P.

By: Summit Partners PE VII, L.P., its
general partner

By: Summit Partners PE VII, LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS PRIVATE
EQUITY FUND VII-B, L.P.

By: Summit Partners PE VII, L.P., its
general partner

By: Summit Partners PE VII, LLC,
its general partner

By: Summit Partners, L.P., its
managing member

By: Summit Master Company, LLC,
its general partner

SUMMIT INVESTORS MANAGEMENT, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT INVESTORS I, LLC By: Summit Investors Management, LLC, its manager By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT INVESTORS I (UK), L.P. By: Summit Investors Management, LLC, its manager By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

* By:	/s/ Robin W. Devereux
Robin W. Devereux Power of Attorney**

**	Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are filed as Exhibit 2 to the report on Schedule 13G filed by the reporting persons on February 8, 2011 for the year ended December 31, 2010, and are hereby incorporated by reference.